Exhibit 99.04
Scripps reports second-quarter results
Amended credit agreement enhances financial flexibility

For immediate release	(NYSE: SSP)
August 10, 2009
CINCINNATI — The E.W. Scripps Company today reported second-quarter operating results for its television, newspaper, and licensing and syndication businesses. The operations that formerly comprised the company’s Scripps Networks and interactive media divisions, which were spun off into a separate publicly traded company (now Scripps Networks Interactive Inc.) on July 1, 2008, are reported in previous periods as discontinued operations.
Consolidated revenues were $194 million, a 23 percent decrease from $251 million in the second quarter of 2008. Net income from continuing operations, was $2.3 million, or 4 cents per share, compared with a net loss from continuing operations of $608 million, or $11.20 per share, in the 2008 quarter. Results in the year-ago quarter were reduced by a non-cash, after-tax charge of 1) $525 million to reduce the carrying value of goodwill in the company’s newspaper businesses, and 2) $58 million to reduce the carrying value of investments in newspaper partnerships in Colorado.
The company maintained its solid balance sheet during the quarter. On June 30, 2009, the company’s net debt was $31.2 million, reflecting long-term debt of $73.1 million and cash and short-term investments of $41.9 million.
“Thanks to disciplined operating decisions and modest debt, Scripps has been able to protect its financial health and look ahead with optimism despite an economic crisis that has throttled the flow of marketing dollars across this country,” said Rich Boehne, president and chief executive officer. “In the near term, we are seeing some slight improvement in the flow of advertising in our markets, particularly at the television stations, which have increased their revenue projections — albeit very modestly — during each of the past seven weeks.
“We remain most focused during this period of rapid media transformation on the longer-term opportunities to increase our shares of local audiences and advertising revenues through a dedication to high-quality content and outstanding public service. Thanks to our stable financial position, we’ve been able to shift resources during this period to those areas that have the best long-term return — news and information content and the development of new revenue streams.”
Second-quarter results by segment are as follows:

Television
Revenue from the company’s television stations was $61.1 million in the second quarter, a decrease of 24 percent from the second quarter of 2008.
Revenue broken down by category was:
•	Local, down 26 percent to $37.3 million

•	National, down 29 percent to $16.9 million

•	Other, which includes fees for carriage of the stations on cable systems, rose 41 percent to $6.5 million

•	Political was $333,000, compared to $1.6 million in the 2008 quarter
The decrease in the local and national revenue was largely attributable to reduced spending by advertisers in the automotive, financial services and retail categories. As is common for this stage of the election cycle, there was virtually no political spending in the second quarter of 2009, compared with the year-ago period that included primaries at the local, state and national levels.
Cash expenses for the station group decreased 10 percent to $56.2 million, compared with $62.2 million a year ago. Programming costs were 14 percent higher due to contractual increases for syndicated programming in several key markets, but they were more than offset by reduced employee costs and expenses for production and distribution.
The television division, which had reported a segment loss in the first quarter of 2009, reported segment profit of $4.8 million in the second quarter, compared with $18.3 million in segment profit in the year-ago quarter.
Newspapers
Year-over-year revenue from newspapers managed solely by Scripps fell 22 percent to $113 million. Advertising revenue was down 29 percent to $79.4 million.
Advertising revenue broken down by category was:
•	Local, down 28 percent to $23.6 million

•	Classified, down 39 percent to $24.1 million

•	National, down 25 percent to $5.0 million

•	Preprint and other, down 17 percent to $19.3 million

•	Online, down 25 percent to $7.3 million
The decline in online advertising revenue is attributable to the weakness in print classified advertising, to which roughly half of the online advertising is tied. Revenue from online-only ad sales rose 19 percent to $3.6 million
Circulation revenue rose 2.1 percent to $28.6 million.
Cash expenses for Scripps newspapers were down 23 percent from the prior year to $97.1 million. Year-over-year employee costs declined 23 percent in the quarter due to a workforce reduction in late 2008 and this year’s decision to adjust compensation programs. Newsprint and ink expense in the second quarter declined 37 percent due to a 34 percent decrease in volume and 6.4 percent decrease in the average price per ton.
Segment profit at newspapers managed solely by the company was $15.4 million, compared with $19.1 million in the second quarter of 2008.
JOAs and newspaper partnerships
There no longer is any operating activity in the joint operating agreements (JOAs) and newspaper partnerships segment. The company reported a loss of $900,000 for this segment reflecting final costs for shutting down the Rocky Mountain News. In February, the company closed the Rocky after an unsuccessful search for a buyer. As part of the process of exiting the Denver market, Scripps expects to transfer by the end of the third quarter its 50 percent interest in the Denver Newspaper Agency (DNA), which published the Rocky Mountain News and The Denver Post under a joint operating agreement and Prairie Mountain Publishing (PMP), a Colorado newspaper partnership, to MediaNews Group, which was the company’s partner in PMP as well as DNA.
Licensing and Other Media
Worldwide economic conditions continued to affect our licensing revenues as reduced consumer spending results in lower sales of licensed retail merchandise. Revenue in the second quarter was $20.3 million, a 22 percent decrease from the prior-year period. Costs and expenses, including royalty payments, declined 21 percent to $18.4 million, resulting in segment profit of $1.9 million, compared with $2.5 million in the prior-year period.
Year-To-Date Results
Revenue from continuing operations through the first half of the year was $399 million, compared with $507 million in the year-ago period.
The company reported a net loss from continuing operations in the first six months of 2009 of $219 million, or $4.08 per share. The net loss from continuing operations in the first six months of 2008 was $600 million, or $11.06 per share, including charges related to the separation of Scripps Networks Interactive and the impairment of goodwill and equity investments in the company’s newspaper segment.
The year-to-date 2009 results reflect three non-recurring items from the first-quarter, net of taxes: 1) an impairment charge of $192 million to write down the carrying value of goodwill and other intangible assets at the Scripps television stations, 2) operating losses and wind-down costs at the company’s newspapers operated under JOAs and newspaper partnerships (as mentioned above) of $13.9 million in 2009, and 3) a non-cash curtailment charge of $1.9 million related to the company’s decision to freeze its pension plan on June 30, 2009.
Amended Credit Agreement
On Aug. 5, 2009, the company entered into an Amended and Restated Revolving Credit Agreement (2009 Agreement), which expires June 30, 2013. This agreement revises the company’s existing $200 million revolver and reduces the maximum amount of availability under the facility to $150 million. The credit facility is now secured by mortgages on certain of the company’s real property, pledges of the company’s equity interests in its subsidiaries and security interests in substantially all other personal property, including cash, accounts receivables, inventories and equipment. Borrowings are limited to a borrowing base as defined in the agreement.
The existing credit agreement was unsecured and borrowings were limited to three times EBITDA, adjusted for certain non-cash expenses, for the previous four quarters.
“While we were in compliance with our existing credit facility, it was clear we needed to amend our bank agreement to give us more room to maneuver,” said Tim Stautberg, senior vice president and chief financial officer for Scripps. “This new arrangement removes the earnings-based leverage covenant and provides the flexibility to undertake the organizational changes necessary to prosper on the other side of this economic cycle.”
The company now is paying 300 basis points over LIBOR (London Interbank Offered Rate) for borrowings under the amended credit agreement.
Conference call
The senior management of The E.W. Scripps Company will discuss the company’s first-quarter results during a telephone conference call at 9 a.m. EDT today. Scripps will offer a live audio webcast of the conference call. To access the webcast, visit www.scripps.com, choose “Investor Relations” then follow the link in the “Upcoming Events” section.
To access the conference call by telephone, dial 1-800-230-1766 (U.S.) or 1-612-332-0107 (International), approximately 10 minutes before the start of the call. Callers will need the name of the call (“second quarter earnings report”) to be granted access. Callers also will be asked to provide their name and company affiliation. The media and general public are provided access to the conference call on a listen-only basis.
A replay line will be open from 11 a.m. EDT Aug. 6 until 11:59 p.m. EDT Aug. 13. The domestic number to access the replay is 1-800-475-6701 and the international number is 1-320-365-3844. The access code for both numbers is 105580.
A replay of the conference call will be archived and available online for an extended period of time following the call. To access the audio replay, visit www.scripps.com approximately four hours after the call, choose “Investor Relations” then follow the “Audio Archives” link on the left navigation bar.
Forward-looking statements
This press release contains certain forward-looking statements related to the company’s businesses that are based on management’s current expectations. Forward-looking statements are subject to certain risks, trends and uncertainties, including changes in advertising demand and other economic conditions that could cause actual results to differ materially from the expectations expressed in forward-looking statements. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. The company’s written policy on forward-looking statements can be found on page F-3 of its 2008 SEC Form 10K. We undertake no obligation to publicly update any forward-looking statements to reflect events or circumstances after the date the statement is made.
About Scripps
The E.W. Scripps Company is a diverse, 130-year-old media enterprise with interests in television stations, newspapers, local news and information Web sites, and licensing and syndication. The company’s portfolio of locally focused media properties includes: 10 TV stations (six ABC affiliates, three NBC affiliates and one independent); daily and community newspapers in 14 markets and the Washington, D.C.-based Scripps Media Center, home of the Scripps Howard News Service; and United Media, the licensor and syndicator of Peanuts, Dilbert and approximately 150 other features and comics. For a full listing of Scripps media companies and their associated Web sites, visit http://www.scripps.com/.
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Contact Tim King, The E.W. Scripps Company, 513-977-3732
tim.king@scripps.com

THE E. W. SCRIPPS COMPANY
RESULTS OF OPERATIONS

	Three months ended			Six months ended
	June 30,			June 30,
(in thousands, except per share data)	2009	2008	Change	2009	2008	Change

Operating revenues	$193,924	$250,894	(22.7)%	$398,563	$506,588	(21.3)%
Costs and expenses, excluding separation costs	(178,933)	(231,471)	(22.7)%	(408,467)	(465,637)	(12.3)%
Separation and restructuring costs	(1,441)	(8,550)	(83.1)%	(2,934)	(9,609)	(69.5)%
Depreciation and amortization	(10,786)	(11,519)	(6.4)%	(22,549)	(22,605)	(0.2)%
Impairment of goodwill and indefinite-lived assets	—	(778,900)		(216,413)	(778,900)
Gains (losses) on disposal of property, plant and equipment	(241)	2,364		(579)	2,261

Operating income (loss)	2,523	(777,182)		(252,379)	(767,902)
Interest expense	(311)	(4,393)		(409)	(10,662)
Equity in earnings of JOAs and other joint ventures	631	2,460		212	10,973
Write-down of investments in newspaper partnerships	—	(95,000)		—	(95,000)
Losses on repurchases of debt	—	(26,380)		—	(26,380)
Miscellaneous, net	(82)	6,692		(1,258)	7,759

Income (loss) from continuing operations before income taxes	2,761	(893,803)		(253,834)	(881,212)
Benefit (provision) for income taxes	(508)	285,360		35,240	281,390

Income (loss) from continuing operations, net of tax	2,253	(608,443)		(218,594)	(599,822)
Income from discontinued operations, net of tax	—	101,643		—	199,383

Net income (loss)	2,253	(506,800)		(218,594)	(400,439)

Net income (loss) attributable to noncontrolling interests	—	24,441		(147)	46,734

Net income (loss) attributable to the shareholders of The E.W. Scripps Company	$2,253	$(531,241)		$(218,447)	$(447,173)

Net income (loss) per basic share of common stock attributable to the shareholders of The E.W. Scripps Company:
Income (loss) from continuing operations	$0.04	$(11.20)		$(4.08)	$(11.06)
Income from discontinued operations	0.00	1.42		0.00	2.81

Net income (loss) per basic share of common stock	$0.04	$(9.78)		$(4.08)	$(8.24)

Weighted average basic shares outstanding	53,636	54,305		53,605	54,261

Net income (loss) per share amounts may not foot since each is calculated independently.
See notes to results of operations.

Notes to Results of Operations
1. OTHER CHARGES AND CREDITS
Loss from continuing operations before income tax was affected by the following:
2009 — Separation and restructuring costs include the costs to separate and install separate information systems as well as other costs related to affect the spin-off of SNI. Efforts to separate and install separate systems are expected to continue through the end of the third quarter. These costs increased loss from continuing operations before taxes by $1.4 million in the second quarter and $2.9 million year-to-date.
In the first quarter we recorded a $215 million, non-cash charge to reduce the carrying value of our goodwill for our Television division. See Note 7.
We also recorded a $1 million non-cash charge to reduce the carrying value of the FCC license for our Lawrence, Kansas, television station.
2008 — In the second quarter we recorded a $779 million, non-cash charge to reduce the carrying value of goodwill. We also recorded a non-cash charge of $95 million to reduce the carrying value of our investment in the Denver JOA and Colorado newspaper partnership to our share of the estimated fair value of their net assets.
In the second quarter of 2008, we redeemed the remaining balances of our outstanding notes and recorded a $26.4 million loss on the extinguishment of debt.
Transaction costs and other activities related to the spin-off of SNI increased our costs and expenses by $8.6 million and $9.6 million, respectively for the three-and-six-month periods ended June 30, 2008.
Investment results, reported in the caption “Miscellaneous, net” in our Condensed Consolidated Statements of Operations, include realized gains of $6.8 million from the sale of certain investments in the second quarter of 2008.

2. SEGMENT INFORMATION
We determine our business segments based upon our management and internal reporting structure. Our reportable segments are strategic businesses that offer different products and services.
Our newspaper business segment includes daily and community newspapers in 14 markets in the U.S. Newspapers earn revenue primarily from the sale of advertising to local and national advertisers and from the sale of newspapers to readers.
Prior to ceasing publication, our Denver and Albuquerque newspapers operated pursuant to the terms of joint operating agreements. Each of those newspapers maintained an independent editorial operation and received a share of the operating profits of the combined newspaper operations. We continue to maintain our ownership interest in the newspaper partnerships that managed the combined newspaper operations; however, we do not include the equity earnings of the partnerships in segment profit after publication of the newspaper has ceased.
Television includes six ABC-affiliated stations, three NBC-affiliated stations and one independent station. Our television stations reach approximately 10% of the nation’s television households. Television stations earn revenue primarily from the sale of advertising to local and national advertisers.
Licensing and other media primarily include licensing of worldwide copyrights relating to “Peanuts,” “Dilbert” and other properties for use on numerous products, including plush toys, greeting cards and apparel, for promotional purposes and for exhibit on television and other media syndication of news features and comics and other features for the newspaper industry.
The accounting policies of each of our business segments are those described in Note 1 in our Annual Report on Form 10-K for the year ended December 31, 2008.
We allocate a portion of certain corporate costs and expenses, including information technology, pensions and other employee benefits, and other shared services, to our business segments. The allocations are generally amounts agreed upon by management, which may differ from an arms-length amount. Corporate assets are primarily cash, cash equivalents and other short-term investments, property and equipment primarily used for corporate purposes, and deferred income taxes.
Our chief operating decision maker (as defined by FAS 131 — Segment Reporting) evaluates the operating performance of our business segments and makes decisions about the allocation of resources to our business segments using a measure we call segment profit. Segment profit excludes interest, income taxes, depreciation and amortization, impairment charges, divested operating units, restructuring activities (including our proportionate share of JOA restructuring activities), investment results and certain other items that are included in net income (loss) determined in accordance with accounting principles generally accepted in the United States of America.

Information regarding our business segments is as follows:

	Three months ended			Six months ended
	June 30,			June 30,
(in thousands)	2009	2008	Change	2009	2008	Change

Segment operating revenues:
Newspapers	$112,538	$144,433	(22.1)%	$233,634	$300,032	(22.1)%
JOAs and newspaper partnerships	18	53	(66.0)%	37	114	(67.5)%
Television	61,098	80,520	(24.1)%	121,504	156,539	(22.4)%
Licensing and other	20,270	25,841	(21.6)%	43,388	49,460	(12.3)%
Corporate and shared services	—	47		—	443

Total operating revenues	$193,924	$250,894	(22.7%)	$398,563	$506,588	(21.3)%

Segment profit (loss):
Newspapers	$15,430	$19,074	(19.1)%	$18,377	$44,624	(58.8)%
JOAs and newspaper partnerships	(879)	(3,806)		(21,965)	(3,571)
Television	4,849	18,305	(73.5)%	2,436	32,475
Licensing and other	1,888	2,453	(23.0)%	5,023	4,541	10.6%
Corporate and shared services	(6,175)	(15,217)		(13,987)	(28,999)

Depreciation and amortization	(10,786)	(11,519)		(22,549)	(22,605)
Impairment of goodwill and indefinite-lived assets	—	(778,900)		(216,413)	(778,900)
Equity earnings in investments	509	1,074		424	2,854
Gains (losses) on disposal of property, plant and equipment	(241)	2,364		(579)	2,261
Interest expense	(311)	(4,393)		(409)	(10,662)
Separation and restructuring costs	(1,441)	(8,550)		(2,934)	(9,609)
Write-down of investments in newspaper partnerships	—	(95,000)		—	(95,000)
Losses on repurchases of debt	—	(26,380)		—	(26,380)
Miscellaneous, net	(82)	6,692		(1,258)	7,759

Income (loss) from continuing operations before income taxes	$2,761	$(893,803)		$(253,834)	$(881,212)

	Three months ended		Six months ended
	June 30,		June 30,
(in thousands)	2009	2008	2009	2008

Depreciation:
Newspapers	$5,545	$5,437	$11,311	$10,810
JOAs and newspaper partnerships	24	322	41	646
Television	4,335	4,724	9,094	9,137
Licensing and other	315	119	637	236
Corporate and shared services	184	116	363	175

Total depreciation	$10,403	$10,718	$21,446	$21,004

Amortization of intangibles:
Newspapers	$300	$519	$937	$1,038
Television	83	282	166	563

Total amortization of intangibles	$383	$801	$1,103	$1,601

Additions to property, plant and equipment:
Newspapers	$9,193	$11,655	$22,265	$25,421
JOAs and newspaper partnerships	—	21	—	38
Television	522	6,307	1,479	11,021
Licensing and other	139	603	297	1,268
Corporate and shared services	34	162	95	162

Total additions to property, plant and equipment	$9,888	$18,748	$24,136	$37,910

The following is segment operating revenue for newspapers:

	Three months ended			Six months ended
	June 30,			June 30,
(in thousands)	2009	2008	Change	2009	2008	Change

Segment operating revenues:
Local	$23,614	$32,620	(27.6)%	$50,166	$67,998	(26.2)%
Classified	24,142	39,671	(39.1)%	50,784	82,434	(38.4)%
National	5,034	6,718	(25.1)%	11,016	14,769	(25.4)%
Online	7,336	9,795	(25.1)%	14,650	19,742	(25.8)%
Preprint and other	19,278	23,106	(16.6)%	38,547	47,112	(18.2)%

Newspaper advertising	79,404	111,910	(29.0)%	165,163	232,055	(28.8)%
Circulation	28,565	27,989	2.1%	59,202	58,503	1.2%
Other	4,569	4,534	0.8%	9,269	9,474	(2.2)%

Total operating revenues	$112,538	$144,433	(22.1)%	$233,634	$300,032	(22.1)%

The following is segment operating revenue for television:

	Three months ended			Six months ended
	June 30,			June 30,
(in thousands)	2009	2008	Change	2009	2008	Change

Segment operating revenues:
Local	$37,326	$50,423	(26.0)%	$72,970	$96,169	(24.1)%
National	16,892	23,850	(29.2)%	35,264	45,954	(23.3)%
Political	333	1,620	(79.4)%	510	4,675	(89.1)%
Network compensation	1,943	1,839	5.7%	3,999	4,016	(0.4)%
Other	4,604	2,788	65.1%	8,761	5,725	53.0%

Total operating revenues	$61,098	$80,520	(24.1)%	$121,504	$156,539	(22.4)%

3. JOINT OPERATING AGREEMENT AND NEWSPAPER PARTNERSHIPS
Financial information related to our Denver JOA and Colorado newspaper partnership is as follows:

	Three months ended		Six months ended
	June 30,		June 30,
(in thousands)	2009	2008	2009	2008

Equity in earnings of JOAs and newspaper partnerships:
Denver	$—	$1,318	$—	$8,223
Colorado	122	68	(212)	(104)

Total equity in earnings	122	1,386	(212)	8,119
Operating revenues of JOAs and newspaper partnerships	18	53	37	114

Total	140	1,439	(175)	8,233
JOA editorial costs and expenses	1,019	5,245	21,790	11,804

Contribution to segment profit (loss)	$(879)	$(3,806)	$(21,965)	$(3,571)

We closed our Albuquerque newspaper in the first quarter of 2008 after an unsuccessful search for a buyer. Because we no longer publish a newspaper in the Albuquerque market, our share of the income or loss of the Albuquerque JOA is not reported in our segment results. Our share of the results of operations of the Albuquerque JOA, which are reported in equity earnings in investments, was $0.5 million and $0.4 million of income for the three-month and six-month periods ended June 30, 2009, and $1.1 million and $2.9 million of income for the three-month and six-month periods ended June 30, 2008.

4. CONSOLIDATED BALANCE SHEETS
The following are our Condensed Consolidated Balance Sheets:

	As of	As of
	June 30,	December 31,
(in thousands)	2009	2008

ASSETS
Current assets:
Cash and cash equivalents	$10,093	$5,376
Short-term investments	31,822	21,130
Other current assets	220,081	259,030

Total current assets	261,996	285,536

Investments	14,876	12,720
Property, plant and equipment	428,689	427,138
Goodwill	—	215,432
Other intangible assets	24,361	26,464
Deferred income taxes	76,486	112,405
Other long-term assets	7,175	9,281

TOTAL ASSETS	$813,583	$1,088,976

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$23,097	$55,889
Customer deposits and unearned revenue	31,843	38,817
Accrued expenses and other current liabilities	69,191	92,878

Total current liabilities	124,131	187,584

Long-term debt	73,093	61,166
Other liabilities (less current portion)	192,607	245,259
Total equity	423,752	594,967

TOTAL LIABILITIES AND EQUITY	$813,583	$1,088,976